AMENDMENT TO THE

PSS WORLD MEDICAL, INC.

2004 NON-EMPLOYEE DIRECTORS COMPENSATION PLAN

This Amendment to the PSS World Medical, Inc. 2004 Non-Employee Directors Compensation Plan (the “Plan”), is hereby adopted this 24th day of August, 2006, by the of the Board of Directors of PSS World Medical, Inc. (the “Company”).

WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Article 8 of the Plan, the Board of Directors of the Company has the right to amend the Plan with respect to certain matters; and

WHEREAS, the Board of Directors has approved and authorized this Amendment to the Plan;

NOW, THEREFORE, the Plan is hereby amended, effective as of the date hereof, in the following particulars:

1. By deleting Section 9.1 in its entirety and replacing it with the following:

“9.1	ADJUSTMENTS.

(a)          Mandatory Adjustments. In the event of a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Article 4 and the grants of Restricted Stock under Article 6 shall be adjusted proportionately, and the Board shall make such adjustments to the Plan and outstanding awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Board may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the measure to be used to determine the amount of benefit payable on an award; and (iv) any other adjustments that the Board determines to be equitable. Without limiting the foregoing, in the event of a subdivision of the outstanding Common Stock (stock-split), a declaration of a dividend payable in Common Stock, or a combination or consolidation of the outstanding Common Stock into a lesser number of shares, the authorization limits under Article 4 and the grants of Restricted Stock under Article 6 shall automatically be adjusted proportionately, and the shares then subject to each award shall automatically be adjusted proportionately.

(b)          Discretionary Adjustments. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 9.1(a)), the Board may, in its sole discretion, provide (i) that awards will be settled in cash rather than Common Stock, (ii) that awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, or (iii) any combination of the foregoing. Any discretionary adjustments made pursuant to this Section 9.1(b) shall be subject to the provisions of Article 8.

All other provisions of the Plan shall remain the same.

IN WITNESS WHEREOF, PSS World Medical, Inc., by a duly authorized officer, has executed this Amendment to the Plan, this 24th day of August 2006.

PSS WORLD MEDICAL
By:	/s/ David D. Klarner
Vice President